McClatchy Reports Third Quarter 2018 Results

- Grew digital-only subscribers 47.6% to 137,000 from a year earlier

- Grew digital-only advertising revenues, surpassing print newspaper advertising in the quarter

- Sold remaining equity in CareerBuilder for $5.3 million

- Redeemed $5.3 million of Senior Secured Notes due 2026 today

SACRAMENTO, Calif., Nov. 9, 2018 /PRNewswire/ -- McClatchy (NYSE American-MNI) reported net income in the third quarter of 2018 of $7.0 million, or $0.90 per share. Results in the third quarter 2018 include after-tax non-cash impairments on newspaper mastheads of $12.7 million. In the third quarter of 2017 McClatchy reported a net loss of $260.5 million, or $34.11 per share that included after-tax non-cash charges of $230.9 million recorded in the third quarter of 2017. The 2017 non-cash charges related almost solely to a non-cash deferred tax valuation allowance and, to a minor extent, after-tax non-cash impairments on newspaper mastheads and certain equity investments.

The company reported an adjusted net loss of $23.8 million, which excludes severance and certain other items in the third quarter of 2018, compared to an adjusted net loss of $2.6 million in the third quarter of 2017.

Craig Forman, McClatchy's president and CEO, said, "This quarter both our total digital and digital-only advertising revenue surpassed our print newspaper advertising revenues. While headwinds in print newspaper advertising remain strong, this trend in our digital revenue signals that our relentless focus on digital transformation continues to be an effective strategy for sustainability and future growth.

"The digital transformation not only includes advertising, but how we deliver local journalism that is essential to our communities and to our subscribers. We launched SportsPass, a sports-only subscription in select markets, which is an important illustration of the innovative approach we are pursuing to offer products that are tailored to customer needs and the flexibility that we have gained with our strategic investment in technology. We ended the third quarter with 137,000 digital-only subscribers, which represents growth of almost 48% compared to the third quarter last year. We are pleased that our overall growth in digital subscriptions exceeds the outlook we provided at the beginning of the year."

Third Quarter Results

Total revenues in the third quarter of 2018 were $191.1 million, down 10.1% compared to the third quarter of 2017. The rate of decline in total revenues in the third quarter was in line with the first quarter and the first half revenue results this year.

Total advertising revenues were $95.1 million, down 17.5% compared to the same period last year. Digital-only advertising revenues grew 8.9% and total digital advertising revenues, which include digital-only advertising and bundled digital and print advertising, increased 1.4% compared to the same quarter last year. As previously reported, total digital advertising is now greater than print newspaper advertising. In the third quarter of 2018, digital-only advertising surpassed print newspaper advertising revenues for the first time. These results were aided by momentum gained in the company's excelerate® digital agency and video efforts. Specifically, video views and revenues each grew by approximately 47% compared to the third quarter of 2017.

Direct marketing declined 23.6% compared to the third quarter of 2017. Direct marketing continues to be negatively impacted by the soft print advertising environment, specifically the grocery and retail space.

Audience revenues were $84.0 million, down 3.6% in the third quarter compared to the same period in 2017 reflecting declines in print subscribers. However, the trend in audience revenues improved 2.0 percentage points sequentially over the first half of 2018 reflecting continued growth in digital audience revenues. Digital-only audience revenues were up 52.8%, due largely to digital-only subscriber growth. Digital-only subscribers grew 47.6% to 137,000 as of the end of the third quarter compared to the same quarter of last year.

Average monthly total unique visitors to the company's online products were 60.5 million in the third quarter of 2018.

Revenues exclusive of print newspaper advertising accounted for 81.7% of total revenues in the third quarter of 2018, an increase from 76.2% in the third quarter of 2017.

Results in the third quarter of 2018 included the following items which are presented in the accompanying reconciliation of net income to adjusted net loss:

  Net gain on extinguishment of debt related to the debt refinancing in July;
  Non-cash impairment charge related to the write-down of newspaper mastheads;
  Severance charges;
  Non-cash credit to the company's tax provision;
  Gain on sale of CareerBuilder investment; and
  Accelerated depreciation and other miscellaneous costs.

Adjusted net loss, which excludes the items above, was $23.8 million as compared to $2.6 million in the same period last year. Adjusted EBITDA was $19.0 million in the third quarter of 2018, down 52.5% compared to the third quarter last year. Operating expenses were up 1.0% due in part to tariffs on newsprint that negatively impacted both prices and supplies, while adjusted operating expenses, which exclude non-cash and certain other charges, were flat in the third quarter of 2018 compared to the same quarter last year and include gains on certain asset sales in the 2017 quarter. Excluding the impact of real estate gains offsetting expenses in the third quarter of 2017, operating expenses were down 3.4% (A discussion of non-GAAP measures and the reconciliation to the comparable GAAP measures are provided below).

Other Third Quarter Business and Recent Highlights

Debt and Liquidity:
As previously reported, on July 16, 2018, the company completed the refinance of substantially all of its debt, resulting in principal debt outstanding of $750.4 million. The company finished the quarter with $4.5 million in cash, resulting in net debt of $745.9 million.

As of the end of the third quarter the company had approximately $44.9 million of total borrowing capacity under the Asset Backed Loan Credit Facility, of which none was drawn.

Other Business:
The company sold its remaining interest in CareerBuilder for gross proceeds of $5.3 million and executed a redemption of its 2026 notes in that amount today. Subsequent to the partial redemption, the company's 2026 Notes principal outstanding is $304.7 million, and total principal debt outstanding is $745.1 million.

Nine Months Results of 2018

Total revenues for the first nine months of 2018 were $594.3 million, down 9.8% compared to the first nine months of 2017. The total revenue decline in the first nine months of 2018 is in line with the total revenue decline reported in the first half of 2018 compared to the same period in 2017.

Advertising revenues were $301.9 million, down 16.2% compared to the first nine months of last year. Direct marketing declined 21.4% compared to the first nine months of 2017. All categories of advertising were impacted by the soft print advertising environment, but were partially offset by growth in digital-only advertising revenue of 16.7% when compared to the first nine months of 2017.

Audience revenues were $255.1 million, down 5.0% compared to the first nine months of 2017 and digital-only audience revenues were up 29.9% over the same period due primarily to the growth in digital subscribers.

The company reported a net loss for the first nine months of 2018 of $52.3 million, or $6.74 per share. Net loss for the first nine months of 2017 was $393.5 million or $51.67 a share, which included total non-cash after-tax impairment charges of $359.4 million, inclusive of a write-down of its CareerBuilder investment, mastheads, inventory, and the deferred tax valuation allowance.

Results for the first nine months of 2018 included the following items which are presented in the accompanying reconciliation of net loss to adjusted net loss:

  Net gain on extinguishment of debt mainly attributable to the debt refinancing in July;
  A non-cash charge to increase a valuation allowance on the company's deferred tax assets;
  Non-cash impairment charge related to the write-down of newspaper mastheads;
  Severance charges;
  Gain on sale of CareerBuilder investment;
  Non-cash loss on real estate transactions and charges associated with relocations of certain operations;
  Accelerated depreciation and other miscellaneous costs; and
  Costs related to re-organizing operations.

Adjusted net loss, which excludes the items above, was $47.3 million, as compared to $20.9 million in the same period last year. Adjusted EBITDA was $69.6 million in the first nine months of 2018, down 32.0% compared to the first nine months of last year. Operating expenses were down 5.0%, while adjusted operating expenses, which exclude non-cash and certain other charges, were down 5.2% in the first nine months of 2018 compared to the same period last year.

Outlook

Craig Forman, CEO said, "Over the last few years we have stressed our commitment to our digital transformation. We are excited to see the adoption of digital subscriptions by our readers and the opportunities for more unique and carefully curated product offerings that go beyond the traditional subscription. We are in a dynamic time when our local journalism and compelling storytelling can be delivered across platforms -- in print, on our websites, in e-editions, through video and even in audio form via smart speakers and podcasts.

"We expect to end the year with a stronger fourth quarter. We've launched additional cost-savings initiatives that will be realized this quarter, and we expect our growth in digital subscribers to continue. We cycle over easier advertising comparisons in the fourth quarter, which should improve our ad trends for the entire second half of 2018. In fact, while we are still closing the books for October, it is shaping up to be our best month this year in advertising revenue performance.

"We also expect audience revenues to continue the trend from the third quarter. Putting this all together, we expect improvement in the trend of total revenues in the second half of 2018 compared to the first half of the year."

Management expects to reduce GAAP and adjusted operating expenses through cost savings initiatives taken this year that are expected to have a greater impact in the fourth quarter. Operating expenses in the second half of 2018 are expected to decline in the mid-single digit range compared to the same period last year, when excluding real estate activity. Management expects to continue to reinvest some of the legacy cost savings in additional investments in news and sales infrastructures, as well as in technology and products, to continue to generate new advertising and subscriber revenues.

The company's consolidated statistical report, which summarizes revenue performance for the third quarter and first nine months of 2018 and 2017, is attached.

Non-GAAP Operating Performance Measures

In addition to the results reported in accordance with accounting principles generally accepted in the United States ("GAAP") included in this press release, the company has presented non-GAAP operating performance measures such as adjusted EBITDA, adjusted EBITDA margin, adjusted net income (loss), and adjusted operating expenses. Adjusted EBITDA is defined as net income (loss) plus interest, taxes, depreciation and amortization, non-operating income and expenses, severance charges associated with changes in our operations, equity income (loss) in unconsolidated companies, net, non-cash stock compensation expense, non-cash and non-operating pension costs, and certain other charges as outlined in the non-GAAP reconciliation schedule accompanying this release. Adjusted EBITDA margin is defined as adjusted EBITDA divided by total net revenues. Adjusted net income (loss) is defined as net income (loss) excluding amounts for other asset impairments, impairment charges related to equity investments, gain (loss) on extinguishment of debt, severance charges, accelerated depreciation on equipment, reversal of interest on tax items and certain discrete tax items, and certain other charges as outlined in the non-GAAP reconciliation schedule accompanying this release. The tax impact of these non-GAAP adjustments is calculated using the federal statutory rate of 21% plus the net state rate for the jurisdictions in which the subsidiaries file tax returns and ranges from 2.1% to 10.0%. Adjusted operating expenses are defined as operating expenses less non-cash charges, charges not directly related to operations, and unique or non-recurring transactions. These non-GAAP operating performance measures are reconciled to GAAP measures in the attached schedule. Management believes these non-GAAP measures, when read in conjunction with the company's GAAP financials, including the corresponding GAAP measures, provide useful information to investors by offering supplemental information that enables investors to:

  make more meaningful period-to-period comparisons of the company's ongoing operating results. Management believes variances in the excluded line items are not reflective of the underlying business operations of the company or trends in the company's markets or industry;
  better identify trends in the company's underlying business;
  better understand how management plans and measures the company's underlying business;
  more easily compare operating results to those of our peers; and
  more directly compare the company's operating results against investor and analyst financial models.

The company's new indenture, term loan agreement, and ABL credit agreement, include a similar definition of consolidated EBITDA and consolidated net income, which retains the impact of a gain or loss on an asset sale in the operating results of the company. The company had previously excluded all asset sale results from non-GAAP adjusted EBITDA and adjusted net income in its previously reported earnings releases. However, given that sales of real properties have become ongoing and recurring events, and to maintain consistency in the presentation of non-GAAP operating results, the company believes that reporting the company's Non-GAAP adjusted EBITDA in line with that reported to bondholders and creditors is a more accurate and consistent representation of non-GAAP results in any given quarter. Accordingly, operating and non-operating costs have been recast to conform to this presentation for prior periods included in our comparative schedules and references in this press release.

These non-GAAP operating performance measures should not be considered a substitute or an alternative to these computations calculated in accordance with and required by GAAP. Also, McClatchy's non-GAAP operating performance measures may not be comparable to similarly titled measures presented by other companies.

Conference Call Information

At noon Eastern time today, McClatchy will review its results in a conference call (833-255-2826, please request to be connected to the McClatchy third quarter earnings call) and webcast (www.mcclatchy.com). The webcast will be archived at McClatchy's website.

About McClatchy

McClatchy operates 30 media companies in 14 states, providing each of its communities with strong independent local journalism in the public interest and advertising services in a wide array of digital and print formats. McClatchy publishes iconic local brands including the Miami Herald, The Kansas City Star, The Sacramento Bee, The Charlotte Observer, The (Raleigh) News & Observer, and the (Fort Worth) Star-Telegram. McClatchy is headquartered in Sacramento, Calif., and listed on the New York Stock Exchange American under the symbol MNI. #ReadLocal

Additional Information

Statements in this press release regarding future financial and operating results, including our strategies for success and their effects, our real estate monetization efforts and the repurchase of outstanding notes, revenues, and management's efforts with respect to cost reduction efforts and efficiencies, cash expenses, revenues, adjusted EBITDA, debt levels, interest costs and creation of shareholder and investor value as well as future opportunities for the company and any other statements about management's future expectations, beliefs, goals, investments, plans or prospects constitute forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words "believes," "plans," "anticipates," "expects," "estimates" and similar expressions) should also be considered to be forward-looking statements. There are a number of important risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: McClatchy may not generate cash from operations, or otherwise, necessary to reduce debt; we may not be successful in reducing debt whether through open market repurchase programs or other negotiated transactions; sales of real estate properties may not close as anticipated or result in cash distributions in the amount or timing anticipated; McClatchy may not successfully implement audience strategies designed to increase audience revenues and may experience decreased audience volumes or subscriptions; McClatchy may experience diminished revenues from advertising; McClatchy may not achieve its expense reduction targets including efforts related to legacy expense initiatives or may do harm to its operations in attempting to achieve such targets; McClatchy's operations have been, and will likely continue to be, adversely affected by competition, including competition from internet publishing and advertising platforms; increases in the cost of newsprint; bankruptcies or financial strain of its major advertising customers; litigation or any potential litigation; geo-political uncertainties including the risk of war; changes in printing and distribution costs from anticipated levels, including changes in postal rates or agreements; changes in interest rates; changes in pension assets and liabilities; changes in factors that impact pension contribution requirements, including, without limitation, the value of the company-owned real property that McClatchy has contributed to its pension plan; increased consolidation among major retailers in our markets or other events depressing the level of advertising; our inability to negotiate and obtain favorable terms under collective bargaining agreements with unions; competitive action by other companies; and other factors, many of which are beyond our control; as well as the other risks detailed from time to time in the company's publicly filed documents, including the company's Annual Report on Form 10-K for the year ended Dec. 31, 2017 and the company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2018, each filed with the U.S. Securities and Exchange Commission. McClatchy disclaims any intention and assumes no obligation to update the forward-looking information contained in this release.

The McClatchy Company
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; In thousands, except per share amounts)

	Quarter Ended		Nine Months Ended
	September 30,	September 24,	September 30,	September 24,
	2018	2017	2018	2017
REVENUES - NET:
Advertising	$ 95,102	$ 115,331	$ 301,942	$ 360,459
Audience	84,040	87,142	255,143	268,473
Other	11,923	10,131	37,186	30,004
	191,065	212,604	594,271	658,936
OPERATING EXPENSES:
Compensation	73,501	80,652	230,650	258,883
Newsprint, supplements and printing expenses	12,913	15,075	40,333	49,379
Depreciation and amortization	19,041	19,588	57,496	59,016
Other operating expenses	90,527	83,963	271,993	268,784
Other asset write-downs	14,148	8,715	14,207	10,672
	210,130	207,993	614,679	646,734

OPERATING INCOME (LOSS)	(19,065)	4,611	(20,408)	12,202

NON-OPERATING (EXPENSES) INCOME:
Interest expense	(23,346)	(19,801)	(60,181)	(60,547)
Interest income	135	121	441	410
Equity income (loss) in unconsolidated companies, net	(473)	(600)	573	(696)
Gain on sale of equity investment	1,721	-	1,721	-
Impairments related to equity investments	-	(1,866)	-	(171,013)
Gain (loss) on extinguishment of debt, net	36,286	(1,831)	30,918	(2,700)
Retirement benefit expense	(2,778)	(3,328)	(8,335)	(9,983)
Other - net	136	23	71	106
	11,681	(27,282)	(34,792)	(244,423)

Loss before income taxes	(7,384)	(22,671)	(55,200)	(232,221)
Income tax provision (benefit)	(14,422)	237,805	(2,932)	161,276
NET INCOME (LOSS)	$ 7,038	$ (260,476)	$ (52,268)	$ (393,497)

Net income (loss) per common share:
Basic	$ 0.90	$ (34.11)	$ (6.74)	$ (51.67)
Diluted	$ 0.90	$ (34.11)	$ (6.74)	$ (51.67)

Weighted average number of common shares used to calculate basic and diluted earnings per share:
Basic	7,778	7,637	7,754	7,616
Diluted	7,850	7,637	7,754	7,616

The McClatchy Company
Reconciliation of GAAP Measures to Non-GAAP Amounts
(In thousands)

Reconciliation of Net Income (Loss) to Adjusted EBITDA

	Quarters Ended		Nine Months Ended
	September 30,	September 24,	September 30,	September 24,
	2018	2017	2018	2017

NET INCOME (LOSS)	$ 7,038	$ (260,476)	$ (52,268)	$ (393,497)

Income tax expense (benefit)	(14,422)	237,805	(2,932)	161,276
Interest expense	23,346	19,801	60,181	60,547
Depreciation and amortization	19,041	19,588	57,496	59,016

EBITDA	35,003	16,718	62,477	(112,658)

Severance charges	3,833	4,476	11,429	13,933
Non-cash stock compensation	758	325	1,817	1,786
Non-cash and non-operating retirement benefit expense	2,778	3,328	8,335	9,983
Equity income in unconsolidated companies, net	473	600	2,247	696
Impairments related to equity investments	-	1,866	-	171,013
Gain on sale of equity investment	(1,721)	-	(1,721)	-
Other asset impairment charges	14,148	8,715	14,207	10,672
(Gain) loss on extinguishment of debt, net	(36,286)	1,831	(30,918)	2,700
Other operating costs, net (1)	330	2,418	2,227	4,652
Other non-operating, net	(271)	(144)	(512)	(516)
Adjusted EBITDA	$ 19,045	$ 40,133	$ 69,588	$ 102,261

Adjusted EBITDA Margin	10.0%	18.9%	11.7%	15.5%

(1) Other operating costs, net, includes: non cash loss on asset sales and relocation charges, net; Technology conversion costs related to co-sourcing a majority of information technology operations; costs associated with reorganizing sales and other operations; trust related litigation, hurricane Irma costs, and net acquisition costs. See the text of the press release for the detailed gross and net of tax contribution of each category.

Reconciliation of Net Income (Loss) to Adjusted Net Loss

NET INCOME (LOSS)	$ 7,038	$ (260,476)	$ (52,268)	$ (393,497)

Add back certain items:
(Gain) loss on extinguishment of debt, net	(36,286)	1,831	(30,918)	2,700
Other asset impairment charges	14,148	8,715	14,207	10,672
Impairments related to equity investments	-	1,866	-	171,013
Gain on sale of equity investment	(1,721)	-	(1,721)	-
Severance charges	3,833	4,476	11,429	13,933
Accelerated depreciation on equipment	257	-	486	-
Other operating costs, net	330	2,418	2,227	4,652
Certain discrete tax items	(2,776)	246,084	21,576	246,190
Less: Tax effect of adjustments	(8,597)	(7,479)	(12,362)	(76,581)
Adjusted net loss (2)	$ (23,774)	$ (2,565)	$ (47,344)	$ (20,918)

(2) The tax impact of these non-GAAP adjustments is generally calculated using the federal statutory rate of 21% plus the net state rate for the jurisdictions in which the subsidiaries file tax returns and ranges from 2.1% to 10.0%. Note that other asset impairment charges receive a tax rate of 10%.
In 2017 the tax impact of these non-GAAP adjustments was calculated using the federal statutory rate of 35% plus the net state rate for the jurisdictions in which the subsidiaries filed tax returns and ranged from 1.6% to 8.1%.

Reconciliation of Operating Expenses to Adjusted Operating Expenses

OPERATING EXPENSES:	$ 210,130	$ 207,993	$ 614,679	$ 646,734
Add back:
Depreciation and amortization	19,041	19,588	57,496	59,016
Other asset impairment charges	14,148	8,715	14,207	10,672
Severance charges and non-cash stock compensation	4,591	4,801	13,246	15,719
Other operating costs, net	330	2,418	2,227	4,652
Adjusted operating expenses	$ 172,020	$ 172,471	$ 527,503	$ 556,675

The McClatchy Company
Consolidated Statistical Report
(In thousands, except for preprints)

	Quarter 3
	Combined			Print			Digital

Revenues - Net:	2018	2017	% Change	2018	2017	% Change	2018	2017	% Change
Advertising
Retail	$42,663	$53,367	-20.1%	$21,615	$31,518	-31.4%	$21,049	$21,849	-3.7%
National	10,335	9,967	3.7%	2,614	2,729	-4.2%	7,721	7,238	6.7%
Classified	24,691	29,137	-15.3%	10,772	16,139	-33.3%	13,919	12,997	7.1%
Direct Marketing	17,381	22,738	-23.6%	17,381	22,738	-23.6%
Other Advertising	32	122	-73.8%	32	122	-73.8%
Total Advertising	$95,102	$115,331	-17.5%	$52,414	$73,246	-28.4%	$42,689	$42,084	1.4%

Memo: Digital-only Advertising							$36,347	$33,369	8.9%

Audience	84,040	87,142	-3.6%	58,631	62,801	-6.6%	25,408	24,341	4.4%
Other	11,923	10,131	17.7%
Total Revenues	$191,065	$212,604	-10.1%

Advertising Statistics for Dailies:
Full Run ROP Linage				2,477.1	2,657.1	-6.8%

Millions of Preprints Distributed				353.5	452.2	-21.8%

Audience:
Daily Average Total Circulation*				1,044.8	1,155.2	-9.6%
Sunday Average Total Circulation*				1,623.6	1,809.2	-10.3%
Average Monthly Unique Visitors							60,512.7	78,290.2	-22.7%
Digital Subscriptions							137.0	92.8	47.6%

	September Year-to-Date
	Combined			Print			Digital

Revenues - Net:	2018	2017	% Change	2018	2017	% Change	2018	2017	% Change
Advertising
Retail	$134,477	$168,295	-20.1%	$70,280	$103,667	-32.2%	$64,197	$64,628	-0.7%
National	31,789	28,693	10.8%	8,393	9,164	-8.4%	23,396	19,529	19.8%
Classified	79,420	91,769	-13.5%	34,883	50,879	-31.4%	44,537	40,890	8.9%
Direct Marketing	56,063	71,346	-21.4%	56,063	71,346	-21.4%
Other Advertising	193	356	-45.8%	193	356	-45.8%
Total Advertising	$301,942	$360,459	-16.2%	$169,812	$235,412	-27.9%	$132,130	$125,047	5.7%

Memo: Digital-only Advertising							$112,013	$95,972	16.7%

Audience	255,143	268,473	-5.0%	179,337	194,541	-7.8%	75,805	73,931	2.5%
Other	37,186	30,004	23.9%
Total Revenues	$594,271	$658,936	-9.8%

Advertising Statistics for Dailies:
Full Run ROP Linage				6,961.8	7,966.1	-12.6%

Millions of Preprints Distributed				1,147.6	1,440.3	-20.3%

Audience:
Daily Average Total Circulation*				1,146.2	1,301.8	-12.0%
Sunday Average Total Circulation*				1,748.0	1,951.9	-10.4%
Monthly Unique Visitors							68,110.6	71,136.0	-4.3%
Digital Subscriptions							137.0	92.8	47.6%

Columns may not add due to rounding

* Reflects total average circulation based upon number of days in period. Does not reflect AAM reported figures.

CONTACT: Stephanie Zarate, Investor Relations Manager, 916-321-1931, Szarate@mcclatchy.com